UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No.1)*

                                  Nutanix, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   67059N108
             -----------------------------------------------------
                                 (CUSIP Number)

                               September 30, 2017
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [x] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)

CUSIP No. 67059N108                    13G                    Page 2 of 9 Pages
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   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Morgan Stanley
       I.R.S. # 36-3145972
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            522,248
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             506,903
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       1,037,998
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       1,037,998
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       1.0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       HC, CO
--------------------------------------------------------------------------------

CUSIP No. 67059N108	                  13G                  Page 3 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       MS Capital Partners Adviser Inc.
       I.R.S. #27-541589
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       0
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       0.0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA, CO
--------------------------------------------------------------------------------

CUSIP No. 67059N108	                  13G                  Page 4 of 9 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       North Haven Expansion Capital LP
       I.R.S. # 27-5427917
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       0
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       0.0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       PN
--------------------------------------------------------------------------------

CUSIP No. 67059N108                   13G                      Page 5 of 9 Pages
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  Nutanix, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  1740 TECHNOLOGY DRIVE, SUITE 150
                  SAN JOSE CA 95110
                  United States
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  (1) Morgan Stanley
                  (2) MS Capital Partners Adviser Inc.
		  (3) North Haven Expansion Capital LP
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  (1) 1585 Broadway
                      New York, NY 10036
                  (2) 1585 Broadway
                      New York, NY 10036
		  (3) 1585 Broadway
                      New York, NY 10036
                  --------------------------------------------------------------
            (c)   Citizenship:

                  (1) The state of organization is Delaware.
                  (2) The state of organization is Delaware.
		  (3) The state of organization is Delaware.
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  67059N108
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment adviser in accordance with Sections 240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

CUSIP No. 67059N108                  13-G                      Page 6 of 9 Pages
--------------------------------------------------------------------------------

Item 4.    Ownership as of  September 30, 2017.*

           (a) Amount beneficially owned:
           See the response(s) to Item 9 on the attached cover page(s).

           (b) Percent of Class:
           See the response(s) to Item 11 on the attached cover page(s).

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    See the response(s) to Item 5 on the attached cover page(s).

              (ii)  Shared power to vote or to direct the vote:
                    See the response(s) to Item 6 on the attached cover page(s).

              (iii) Sole power to dispose or to direct the disposition of:
                    See the response(s) to Item 7 on the attached cover page(s).

              (iv)  Shared power to dispose or to direct the disposition of:
                    See the response(s) to Item 8 on the attached cover page(s).

Item 5.    Ownership of Five Percent or Less of a Class.

           (1) As of the date hereof, Morgan Stanley has ceased to be the beneficial owner of more than five percent of the class of securities.
           (2) As of the date hereof, MS Capital Partners Adviser Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.
           (3) As of the date hereof, North Haven Expansion Capital LP has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           See Exhibit 99.2

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

*  In Accordance with the Securities and Exchange Commission Release
No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the "MS Reporting Units") of Morgan Stanley and its subsidiaries and affiliates (collectively, "MS"). This filing does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with the Release.

CUSIP No. 67059N108                 13-G                      Page 7 of 9 Pages
--------------------------------------------------------------------------------

                                  Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       October 9, 2017

Signature:  /s/ Cesar Coy
            --------------------------------------------------------------------

Name/Title: Cesar Coy/Authorized Signatory, Morgan Stanley
            --------------------------------------------------------------------
            MORGAN STANLEY


 Date:       October 9, 2017

Signature:  /s/ Debra Abramovitz
            --------------------------------------------------------------------

Name/Title: Debra Abramovitz/Authorized Signatory,
            MS Capital Partners Adviser Inc.
            --------------------------------------------------------------------
            MS Capital Partners Adviser Inc.


Date:       October 9, 2017

Signature:  /s/ Debra Abramovitz
            --------------------------------------------------------------------

Name/Title: Debra Abramovitz/Authorized Signatory,
            North Haven Expansion Capital LP
	    By: MS Expansion Capital GP LP, its general partner
	    By: MS Expansion Capital GP Inc., its general partner
            --------------------------------------------------------------------
            North Haven Expansion Capital LP

EXHIBIT NO.                         EXHIBITS                                PAGE
-----------                        ----------                               ----

   99.1                       Joint Filing Agreement                          8

   99.2                       Item 7 Information                              9

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.67059N108                   13-G                      Page 8 of 9 Pages
--------------------------------------------------------------------------------

                       EXHIBIT NO. 99.1 TO SCHEDULE 13G
                            JOINT FILING AGREEMENT
              ---------------------------------------------------


                              October 9, 2017
              ---------------------------------------------------

           MORGAN STANLEY and MS Capital Partners Adviser Inc., and North

           Haven Expansion Captial LP hereby agree that, unless differentiated,

           this Schedule 13G is filed on behalf of each of the parties.


           MORGAN STANLEY

           BY: /s/ Cesar Coy
           ---------------------------------------------------------------------
           Cesar Coy/Authorized Signatory, Morgan Stanley

           MS Capital Partners Adviser Inc.

           BY: /s/ Debra Abramovitz
           ---------------------------------------------------------------------
           Debra Abramovitz/Authorized Signatory,
           MS Capital Partners Adviser Inc.

 	   North Haven Expansion Capital LP
	   By: MS Expansion Capital GP LP, its general partner
 	   By: MS Expansion Capital GP Inc., its general partner

           BY: /s/ Debra Abramovitz
           ---------------------------------------------------------------------
           Debra Abramovitz/Authorized Signatory,
           North Haven Expansion Capital LP




* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No.67059N108                    13-G                     Page 9 of 9 Pages
--------------------------------------------------------------------------------

                                 EXHIBIT NO. 99.2
                                ------------------

                                ITEM 7 INFORMATION


             The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by

     MS Capital Partners Adviser Inc., a wholly-owned subsidiary of

     Morgan Stanley, and by North Haven Expansion Capital LP.